Exhibit 10.11
THE KEITH COMPANIES, INC.
BOARD OF DIRECTORS COMPENSATION
2005
      Each director who is independent under the rules and regulations of the Securities and Exchange Commission and the Nasdaq National Market, which we refer to as an independent director, receives compensation as set forth below, in accordance with the compensation program for independent directors approved by the Board of Directors.

Retainer	$20,000 annually
In Person Board, Shareholder or Committee Meeting	$2,000 per day
Telephonic Meeting or Attendance Via Telephone	$1,000 per day
Audit Committee Chair Fee	$2,000 annually
Equity Compensation	On the date of each annual shareholder meeting, each independent director is entitled to receive an annual option grant to purchase 2,000 shares of our common stock under our 1994 Stock Incentive Plan. These options vest in two equal annual installments beginning on the first anniversary of the grant date and are exercisable at the fair market value of the underlying stock on the grant date. In addition, the option agreements provide that upon a change of control (as defined in the agreement), the portion of the option not otherwise vested shall become vested and exercisable generally from the date the Board of Directors approves the change of control event until the fifth business day immediately before the effective date of the change in control event. Unless specific written provision is made in connection with the change in control event to the contrary, the Option shall terminate thereafter.